PROMISSORY NOTE

FOR VALUE RECEIVED the undersigned promises to pay to RAC Real Estate Acquisition Corp., a Wyoming Corporation at 1603 Capitol Ave., Ste. 310, Cheyenne, WY 82001, or at such other place as the holder of this Promissory Note (the "Note") may from time to time designate in writing (hereinafter the "Holder"), the principal sum of Six Hundred and Seventy-Two Thousand Nine Hundred and Sixty and No/100 ($672,960) Dollars, which shall be payable, together with interest at 12% on the outstanding principal balance, through (1) a pre-payment on July 22, 2022 of pro-rated interest for the period from July 22, 2022 through July 30, 2022 in the amount of $2,212.47, (2) a pre-payment of interest on August 1, 2022 for the period from August 1, 2022 through September 30, 2022 in the amount of $13,496.07, and then (3) monthly payments of interest only beginning on October 1, 2022 and continuing on the 1st day of each month thereafter until all principal and accrued interest are paid in full by July 1, 2023 (the "Maturity Date"). There shall be no penalty for prepayment of principal or interest due on this Note.

This Note is to be secured by mortgages or deeds of trust on the property identified on Exhibit A.

In the event of default of the payment of any installment under this Note, and the failure of the undersigned to cure said default within ten (10) days of receipt of written notice of default from the Holder, the entire principal sum shall at once become due and payable without notice at the option of the Holder, and said Holder shall have the right to institute any proceedings upon this Note for the purposes of collecting the principal due hereunder, and against any collateral securing same. The failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default. In the event of default of the payment of this Note, that is not cured during the applicable cure period, and if it is placed in the hands of an attorney for collection, the undersigned hereby agrees to pay all reasonable costs of collection, including reasonable attorneys' fees.

Presentment, protest, and notice are hereby waived.

GIVEN under my hand and seal and effective the 22nd day of July, 2022.

Fix Pads Holdings, LLC

DocuSigned by:

By: Seth Sheppard

Seth Sheppard

EXHIBIT A

Street	City	State	Zip	Value	60%
409 West Sycamore Street	Chase City	Virginia	23924	$207,000	$124,200
4324 Rio Road	Vicksburg	Mississippi	39180	$159,900	$95,940
314 Lakehill Drive	Vicksburg	Mississippi	39180	$149,900	$89,940
728 Cedar st.	Greenville	Mississippi	38701	$169,900	$101,940
16441 Northeast 58th	Silver Springs	Florida	34488	$140,000	$84,000
1320 North 5th Avenue	Laurel	Mississippi	39440	$145,000	$87,000
4 Aqua Drive	Cherokee Village	Arkansas	72529	$149,900	$89,940
				$1,121,600	$672,960